KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-274654, 333-27778, 333-278206, and 333-279589 on Form N-2 of our reports dated December 26, 2024, with respect to the financial statements and financial highlights of Nuveen Municipal Income Fund, Inc., Nuveen Municipal High Income Opportunity Fund, Nuveen Municipal Credit Opportunities Fund, and Nuveen Dynamic Municipal Opportunities Fund.

Chicago, Illinois

January 6, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.